Exhibit 10.13

SCRIBE THERAPEUTICS, INC.

SCIENTIFIC ADVISORY BOARD MEMBER AGREEMENT

This Scientific Advisory Board Member Agreement (this “Agreement”) is made and entered into as of October 27, 2021 (the “Effective Date”) by and between Scribe Therapeutics, Inc., a Delaware corporation having an address at 150 Marina Village Pkwy, Alameda, CA 94501 (the “Company”), and Jennifer Doudna (“Member”), an individual having an address at          .

WHEREAS, the Company desires to retain Member as an independent contractor and scientific advisor to perform certain advisory services for the Company; and

WHEREAS, Member is willing to perform such services, on terms set forth more fully below.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

1. SERVICES, CONSIDERATION AND NATURE OF SCIENTIFIC ADVISORY BOARD

(a) Member agrees to serve as a member of the Scientific Advisory Board of the Company on the terms and conditions set forth herein. In Member’s capacity as a member of the Scientific Advisory Board of the Company, Member agrees to perform for the Company the services described in Exhibit A (the “Services”).

(b) In consideration of Member’s performance of the Services, the Company agrees to provide to Member the consideration set forth in Exhibit A.

2. CONFIDENTIALITY AND NON-INTERFERENCE

(a) “Confidential Information” means any and all information disclosed by the Company to Member or that is ascertained, discovered or learned by Member, that is not generally known and that relates to the business or affairs of the Company or any third party with whom the Company deals. Without limiting the generality of the foregoing, Confidential Information includes all proprietary information, business and technical data, trade secrets or know-how belonging to the Company, including, but not limited to, research information and product or service plans and strategies, products, services, models, drawings, samples, formations, molecules, structures, prototypes, research, developments, customer or prospect lists, marketing and business plans, market information and expectations, inventions, ideas, concepts, designs, specifications, systems, software, plans, processes, procedures, techniques, methods, formulas, and marketing, financial or other business or technical information disclosed by the Company to Member, either directly or indirectly in writing, orally or otherwise, or ascertained, discovered or learned by Member; provided, however, that the term Confidential Information shall not include any information that (i) at the time of disclosure, is available to the general public, (ii) at a later date, becomes available to the general public through no fault of Member and then only after such later date, (iii) is received by Member at any time from a third party without breach of a non-disclosure or confidentiality obligation to the Company, (iv) as shown by proper documentation, is known to Member at the time of disclosure, (v) as shown by proper documentation, is developed independently by Member without reference to any Confidential Information, or (vi) is approved for disclosure by prior written permission of a corporate officer of the Company.

(b) Member will not, during or subsequent to the term of this Agreement, use Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company, or disclose Confidential Information to any third party except upon request by the Company in the performance of the Services. Member agrees that Confidential Information shall remain the sole property of the Company. Member agrees that this Agreement shall apply to any Confidential Information disclosed to or ascertained, discovered or learned by Member on or after the Effective Date. Member further agrees to take all reasonable precautions to prevent any unauthorized disclosure or use of Confidential Information.

(c) Member agrees that Member will not, during the term of this Agreement, improperly use or disclose to the Company any proprietary information or trade secrets of any former or current employer or other person or entity with which Member has an agreement or duty to keep in confidence information acquired by Member in confidence, and that Member will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.

(d) Member recognizes that the Company has received and in the future will receive from third parties confidential or proprietary information of such third parties subject to a duty on the part of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. Member agrees that, insofar as Member is informed of the confidential status of such information in writing, Member owes the Company, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in confidence and not to disclose it to any person, firm or entity or to use it except as necessary in carrying out the Services.

(e) Upon the termination of this Agreement, or upon earlier request by the Company, Member will deliver to the Company all property of the Company relating to, and all tangible embodiments of, Confidential Information in Member’s possession or control.

(f) The obligations of Member under this Section 2 shall survive and continue in full force and effect for five (5) years after termination of this Agreement.

(g) If Member is required by a government body or court of competent jurisdiction to disclose any Confidential Information, Member agrees to give the Company prompt written notice of such requirement so that the Company may contest the disclosure or seek an appropriate protective order. Upon the request and at the expense of the Company, Member will cooperate with the Company’s efforts to contest disclosure or obtain an appropriate protective order or other reliable assurance that the Confidential Information will be accorded confidential treatment.

(h) Member acknowledges that, in Member’s capacity as a member of the Scientific Advisory Board, Member may help to develop, and will be exposed to, the Company’s strategies, plans and other valuable Confidential Information, and that use or disclosure of such Confidential Information in breach of this Agreement would be extremely difficult to detect or prove. Member also acknowledges that the Company’s relationships with its employees, customers, suppliers, affiliates and other business partners are valuable business assets. To forestall any use or disclosure of Confidential Information in breach of this Agreement, Member agrees that during the term of this Agreement and for a period of one (1) year thereafter, Member shall not, for Member or any third party, directly or indirectly, (i) divert or attempt to divert from the Company (or any affiliate) any business of any kind, including without limitation the solicitation of or interference with any of its customers, suppliers, affiliates or other business partners, or (ii) solicit, induce, recruit or encourage any person employed by the Company to terminate his or her employment.

3. OWNERSHIP

(a) Except as otherwise expressly provided in Section 3(b), Member agrees that all copyrightable material, notes, records, inventions, improvements, developments, discoveries and trade secrets, whether or not patentable, conceived, made or discovered by Member in performing the Services, solely or in collaboration with others, during the term of this Agreement and outside the course of the member’s activities as an HHMI (as defined below) employee or faculty member of the University of California, Berkeley (collectively, “Inventions”) shall be the sole property of the Company. Member further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all such Inventions and any copyrights, patents or other intellectual property rights relating thereto. Member agrees that Member will from time to time during the term of this Agreement keep the Company advised as to Member’s progress in performing the Services. Reports prepared by Member in connection with Member’s performance of the Services, if any, shall be the property of the Company.

(b) The Company agrees that it will have no rights by reason of this Agreement in or to any copyrightable material, notes, records, inventions, improvements, developments, discoveries and trade secrets, whether or not patentable, developed as a result of a program of research financed by funds of any entity other than the Company for which Member is working or consulting which is outside the scope of the Services.

(c) Upon the termination of this Agreement, or upon the earlier request of the Company, Member will deliver to the Company all property of the Company relating to, and all tangible embodiments of, Inventions in Member’s possession or control.

(d) Member agrees to assist the Company, or its designee, at the expense of the Company, to obtain and from time to time enforce and defend the rights of the Company in the Inventions and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, and to execute all documents reasonably necessary for the Company to do so.

(e) Member agrees that if in the course of performing the Services, Member incorporates into any Inventions developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Member or in which Member has an interest (“Item”), the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, reproduce, display, use and sell such Item as part of or in connection with such Inventions.

(f) Member agrees that if the Company, after reasonable effort, is unable because of Member’s unavailability, mental or physical incapacity, or for any other similar reason, to secure Member’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering the Inventions assigned to the Company above, then Member hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Member’s agent and attorney-in-fact, to act for and in Member’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by Member.

4. CONFLICTING OBLIGATIONS

(a) The Company acknowledges that as an independent contractor to the Company, Member may, in Member’s discretion and subject to the terms and conditions of this Agreement, serve as a consultant, employee, director or advisor of other persons or entities. Attached to this Agreement as Exhibit B are the Howard Hughes Medical Institute Uniform Consulting Agreement Provisions (the “Uniform Provisions”), which will be executed by the parties simultaneously with the execution of this Agreement. The parties hereto agree that the Uniform Provisions are an integral part of this Agreement and this Agreement shall have no force or effect unless the Uniform Provisions are signed by both parties. In the event of any conflict between this Agreement and the Uniform Provisions, the Uniform Provisions shall govern.

(b) Member certifies that Member has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Member from complying with the provisions hereof, and further certifies that Member will not enter into any such agreement during the term of this Agreement. Member agrees that, during the term of this Agreement, Member will inform the Company if a conflict arises due to (i) a change in the business interests of the Company, (ii) a change in the business interests of other persons or entities to which Member serves as a consultant, advisor or otherwise or (iii) the commencement of a new employment, consulting or business relationship related to Member.

5. TERM AND TERMINATION

(a) The term of this Agreement will begin on the Effective Date and will end on the fourth anniversary of the Effective Date or upon earlier termination as provided below (the “Term”). This Agreement may be terminated at any time by either party upon 30 days prior written notice. The Term will be automatically renewed for successive two-year periods, unless either party provides written notice of at least 30 days prior to the end of the Term that such party does not wish to renew this Agreement. Upon termination of this Agreement, all rights and duties of the parties hereunder shall cease, except that Sections 2, 3, and 5 through 16 shall survive any such termination.

6. CONSENT AND RELEASE

Member grants the Company the absolute right and permission to publish Member’s name on the Company website. Member waives, discharges and releases any and all rights, demands, losses, liabilities, claims and causes of action whatsoever which Member may now or hereafter be entitled to assert against the Company arising directly or indirectly in connection with its use of Member’s name, including but not limited to claims based on confidentiality, right of privacy, defamation, false light or right of publicity.

7. ASSIGNMENT

Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Member without the prior express written consent of the Company. The Company may assign any or all of its rights and obligations hereunder to any of its affiliates or to a successor of the Company as part of a merger, consolidation or sale of all or substantially all of the Company’s assets. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8. INDEPENDENT CONTRACTOR

Member enters into this Agreement as, and shall continue to be, an independent contractor. Under no circumstances shall Member look to the Company as Member’s employer, partner, agent, or principal. Member shall not be entitled to any benefits accorded to the Company’s employees, including workers’ compensation, disability insurance, retirement plans, or vacation or sick pay. Member acknowledges and agrees that Member is obligated to report as income all compensation received by Member pursuant to this Agreement, and that Member shall be personally responsible for and shall indemnify the Company for any and all taxes and other payments due on consideration received by Member from the Company.

9. EQUITABLE RELIEF

Member agrees that its obligations in Sections 2 and 3 are necessary and reasonable in order to protect the Company, and expressly agrees that monetary damages would be inadequate to compensate the Company for any breach of Sections 2 or 3. Accordingly, Member agrees and acknowledges that any violation or threatened violation of Sections 2 or 3 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company shall be entitled to obtain injunctive relief against the breach or threatened breach of Sections 2 or 3 or the continuation of any such breach, without the necessity of proving actual damages or posting any bond.

10. NOTICES

All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to a party; (b) three business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to a party at the address set forth above; or (c) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to a party at the address set forth above with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. A party may change the addresses given above by giving the other party written notice of the new address in the manner set forth above.

11. GOVERNING LAW

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without reference to conflicts of laws principles.

12. ENTIRE AGREEMENT

This Agreement forms the entire agreement of the parties with regard to the Services and supersedes any prior agreements between them with respect to the subject matter hereof.

13. WAIVER

Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Agreement.

14. MODIFICATION

No modification to this Agreement, nor any waiver of any rights hereunder, shall be effective, unless assented to in writing by the party against whom such modification or waiver is to be asserted.

15. SEVERABILITY

If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect, and such provision shall be enforced to fullest extent consistent with applicable law

16. COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Facsimile signatures (or signatures captured in “.pdf” format) shall be deemed originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY:		MEMBER:

By:	/s/ Benjamin L. Oakes	By:	/s/ Jennifer A. Doudna
Name: Benjamin L. Oakes		Name: Jennifer A. Doudna, Ph.D.
Title: President

EXHIBIT A

SERVICES AND CONSIDERATION

1.	Contact. Member shall coordinate Member’s provision of the Services through the following principal contact at the Company:

Name: Benjamin Oakes

Title: President & CEO

2.	Services. Member shall provide the following advice and services:

Attend, either in person or telephonically, the meetings of the Scientific Advisory Board, subject to Member’s scheduling conflicts, which meetings shall be held once a year;

Provide timely feedback and advice to electronic mail and telephone inquiries from the Company’s management;

Accompany the Company’s management in an advisory capacity on business development meetings and senior level sales calls, subject to Member’s scheduling conflicts;

Provide the Company with access to Member’s network of contacts to further the Company’s business by, among other things, recommending and introducing experts, leaders, institutions and businesses to the Company as potential strategic partners;

Allow the Company to use Member’s name and summary biography to identify her as a co-founder and Scientific Advisor.

Member shall render the Services at such times as Member and the Company agree, but Member’s obligation to render the Services shall equal, but not exceed, 4 days per month.

3.	Consideration.

In consideration of the Services rendered hereunder, Member shall receive a quarterly payment of Ten Thousand Dollars ($10,000.00) during the term of this Agreement. Such payment shall be made on each 3-month anniversary of the Effective Date (or, if such date is not a business day, the following business day).

In addition, the Company agrees to reimburse Member for all reasonable out-of-pocket expenses incurred by Member in the performance of the Services hereunder, including expenses for air travel (economy class) necessary and requested by the Company, and all reasonable living expenses incurred by Member when rendering Services for the Company at locations away from Member’s home or business. Any single expense in excess of Five Hundred Dollars ($500.00) must be approved by the Company in advance. Member shall thereafter, on a monthly basis, provide the Company with an invoice itemizing Member’s travel and other expenses, together with receipts evidencing such expenses, and the Company shall make a reimbursement payment to Member within fifteen (15) days of receipt of such invoices and receipts.

All payments provided for under this Agreement shall be made in currency of the United States.

Except as expressly set forth herein, Member shall not be entitled to any compensation, remuneration or other benefit for rendering the Services hereunder.

EXHIBIT B

THE HOWARD HUGHES MEDICAL INSTITUTE

UNIFORM CONSULTING AGREEMENT PROVISIONS

1.

The Howard Hughes Medical Institute (“HHMI”) employs laboratory heads at major universities, medical schools, research institutes, and hospitals throughout the United States (each, a “Host Institution”). These Uniform Consulting Agreement Provisions (the “Uniform Provisions”) are attached to an agreement (the “Agreement”) under which an HHMI laboratory head (the “Consultant”) has agreed to provide consulting services to the company named in the Agreement (the “Company”). The Consultant and the Company agree that the Agreement shall have no force or effect unless these Uniform Provisions are signed by both parties and attached to the Agreement. By signing the Uniform Provisions, the Consultant and the Company agree to abide by them, and also agree that if anything in the Agreement or any other agreement that the Consultant executes in connection with his or her provision of consulting services to the Company is inconsistent with the Uniform Provisions, the Uniform Provisions shall govern.

2.

The Agreement shall disclose all compensation of whatever kind that is to be provided to the Consultant in connection with the consulting services. Compensation for consulting may include fixed amounts of cash and equity (such as stock or stock options) but may not include incentive or contingent features, such as bonuses based on performance or upon achievement of scientific or operational milestones of the Company.

3.

(a) The following applies if the Company’s stock is publicly traded on a securities exchange: The Consultant will at no time hold more than 5 percent of the equity of the Company, as calculated in accordance with HHMI’s Consulting for Companies – General Policy, available at http://www.hhmi.org/about/policies#consulting. If equity is to be issued to the Consultant in connection with the provision of consulting services, the Consultant must provide all relevant documents to HHMI for review and approval.

(b) The following applies if the Company’s stock is not publicly traded on a securities exchange: The Company and the Consultant each acknowledge that they have reviewed HHMI’s Consulting for Companies – General Policy and HHMI’s policy on Consulting for and Equity Ownership in Start-Up and Other Private Companies, available at http://www.hhmi.org/about/policies#consulting. The Consultant agrees that he or she will, and the Company agrees that Consultant will be permitted to, reduce his or her equity ownership in the Company as necessary in order to remain in compliance with HHMI’s Consulting for Companies – General Policy and HHMI’s policy on Consulting for and Equity Ownership in Start-Up and Other Private Companies at all times. The Company and the Consultant agree to provide information to HHMI upon request that will allow HHMI to confirm compliance with HHMI’s policies. In addition, Consultant must provide all documents relating to equity ownership that the Consultant will be asked to sign to HHMI for its prior review and approval.

4.	The Consultant’s services for the Company shall consist only of the discussion of ideas and provision of advice; the Consultant shall not direct or conduct research for or on behalf of the Company.

5.

The Company acknowledges that the Consultant is an HHMI employee and is subject to HHMI’s policies, including policies concerning consulting, conflicts of interest, and intellectual property. In accordance with HHMI policy, the Consultant may disclose to the Company any information that the Consultant would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions. However, the Consultant shall not disclose to the Company information that (i) is proprietary to HHMI or the Host Institution and (ii) is not generally available to the public, except through formal technology transfer procedures.

6.

Subject to the terms of paragraph 7, below, the Consultant may assign to the Company any right, title and interest the Consultant may have in any invention, discovery, improvement, or other intellectual property which the Consultant (whether alone or with others) develops (i) during the course of performing consulting services for the Company under the Agreement and (ii) outside the course of the Consultant’s activities as an HHMI employee or faculty member of the Host Institution.

7.

The Company shall have no rights by reason of the Agreement in any publication, invention, discovery, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, which is developed as a result of a program of research financed, in whole or in part, by funds provided by or under the control of HHMI or the Host Institution. The Company also acknowledges and agrees that it will enjoy no priority or advantage as a result of the consultancy created by the Agreement in gaining access, whether by license or otherwise, to any proprietary information or intellectual property that arises from any research undertaken by the Consultant in his or her capacity as an employee of HHMI or a member of the faculty of the Host Institution.

8.

The Company agrees, at its sole expense, to defend HHMI against, and to indemnify and hold HHMI harmless from, any claim, liability, judgment, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including without limitation reasonable attorneys’ fees and other costs and expenses of defense) relating to a claim or suit by a third party against HHMI, either arising from the Agreement, the Consultant’s performance of services for the Company under the Agreement, or any Company products or services which result from the Consultant’s performance of services under the Agreement.

9.

Nothing in the Agreement shall affect the Consultant’s right to use, disseminate, or publish any information that (i) is or becomes available to the public through no breach of the Agreement by the Consultant; (ii) is obtained by the Consultant from a third party who had the legal right to disclose the information to the Consultant; or (iii) is already in the possession of the Consultant on the date the Agreement becomes effective. In addition, the Company’s confidential information does not include information generated by the Consultant (whether alone or with others) unless the Consultant generated the information

(i) during the course of performing consulting services for the Company under the Agreement and (ii) outside the course of the Consultant’s activities as an HHMI employee or Host Institution faculty member. Nothing in the Agreement shall prevent the Consultant from disclosing the Company’s confidential information to the extent it is required to be disclosed by law, government regulation, or court order, provided that the Consultant takes reasonable steps to provide the Company with sufficient prior notice to allow the Company to consent to the disclosure or seek a protective order.

10.

The Company acknowledges and agrees that nothing in the Agreement shall affect the Consultant’s obligations to HHMI or the Host Institution, the Consultant’s research on behalf of HHMI or the Host Institution, the Consultant’s ability to submit and publish the results of HHMI or Host Institution research, or research collaborations in which the Consultant is a participant, and that the Agreement shall have no effect upon transfers (by way of license or otherwise) to third parties of materials or intellectual property developed in whole or in part by the Consultant as an HHMI employee or Host Institution faculty member.

11.

The Consultant has the right to terminate the Agreement at any time by providing at least thirty (30) days written notice of termination (or such shorter notice period as may be provided in the Agreement) to the Company.

12.	Paragraphs 6, 7, 8, 9, 11, 12, 13, 14 and 15 of these Uniform Provisions shall survive termination of the Agreement.

13.

The Company may use the Consultant’s name, and in doing so may cite the Consultant’s relationship with HHMI, so long as any such usage (i) is limited to reporting factual events or occurrences only, and (ii) is made in a manner that could not reasonably constitute an endorsement of the Company or of any Company program, product or service. However, the Company shall not use the Consultant’s name or HHMI’s name in any press release, or quote the Consultant in any company materials, or otherwise use the Consultant’s name or HHMI’s name in a manner not specifically permitted by the preceding sentence, unless in each case the Company obtains in advance HHMI’s written consent, and, in the case of the use of the Consultant’s name, the Consultant’s consent as well.

14.

The Consultant and the Company acknowledge that (i) the Consultant is entering into the Agreement and these Uniform Provisions in the Consultant’s individual capacity and not as an employee or agent of HHMI, (ii) HHMI is not a party to the Agreement or the Uniform Provisions and has no liability or obligation under them, and (iii) HHMI is an intended third-party beneficiary of the Agreement and the Uniform Provisions and certain provisions of the

15.	Agreement and the Uniform Provisions are for HHMI’s benefit and are enforceable by HHMI in its own name.

16.

If the Agreement is governed by California law, the parties acknowledge and agree that the Agreement is not a contract of employment under California law, and the Consultant is not an employee of the Company for any purpose under California law.

17.

These Uniform Provisions shall be in effect for the full term of the Agreement. The Company and the Consultant agree that any amendment of the Agreement (including, without limitation, any extension of the Agreement’s term or any change in the consideration to be provided to the Consultant under the Agreement) or any other departure from the terms or conditions of the Agreement must be signed by the Consultant and an authorized representative of the Company, and also is subject to HHMI’s prior written approval.

18.

If any of these Uniform Provisions is adjudicated to be invalid, unenforceable, contrary to, or prohibited under applicable laws or regulations of any jurisdiction, the Agreement shall terminate as of the date such adjudication is effective.

[Signature Page Follows]

Company: Scribe Therapeutics, Inc.

By: /s/ Benjamin L. Oakes

Name: Benjamin L. Oakes

Title: President & CEO Date:

By: /s/ Jennifer A. Doudna

Name: Jennifer A. Doudna, Ph.D.

Date: